                                                                EXHIBIT 23.1(b)




INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion in this Registration Statement on Post-Effective Amendment No. 1 to Form SB-2 of our report dated November 8, 2001, except for the last paragraph of Note 3 as to which the date is December 4, 2001, with respect to our audit of the financial statements of Interactive Systems Worldwide, Inc. as of September 30, 2001 and for the year then ended. We also consent to the reference to our firm under the caption "Experts" and "Change in and Disagreements with Accountants" in such Registration Statement.

/s/ Richard A. Eisner & Company, LLP


New York, New York
January 15, 2002